EXHIBIT 10.2

The form of Change in Control Agreement (the “Agreement”) contains blanks where the multiple of the executive’s base amount and the term of continued benefits provided under the Agreement vary for certain executives.  The executive officers who entered into the Agreement, the multiple of the executive’s base amount and the term of continued benefits provided under the Agreement are listed in the following chart:

	Number of Times Base Amount	Term of Continued Benefits
Executive Officer	Section (4 a)	Section (4 b & c)
Kristen L. DiSanto
Senior Vice President, Human Resources of the Bank	1 times	12 months

Brenda H. Senak
Senior Vice President, Risk Management of the Bank	1 times	12 months

Mark. K. W. Gim
Executive Vice President and Treasurer of the Bancorp and the Bank	2 times	24 months

CHANGE IN CONTROL AGREEMENT

AGREEMENT made as of this __________ day of _________________ by and among Washington Trust Bancorp, Inc., a Rhode Island corporation with its principal place of business in Westerly, Rhode Island (the “Corporation”), The Washington Trust Company of Westerly, a Rhode Island banking corporation with its principal place of business in Westerly, Rhode Island (the “Bank”) and _______________ (the “Executive”), an individual presently employed as an executive of the Bank.  This Agreement supersedes and fully replaces any previous executive severance agreement.

1. Purpose.  The Corporation considers it essential to the best interests of its stockholders to foster the continuous employment of key management personnel employed by the Bank.  The Board of Directors of the Corporation (the “Board”) recognizes, however, that, as is the case with many publicly held corporations, the possibility of a Change in Control (as defined in Section 2 hereof) exists and that such possibility, and the uncertainty and questions which it may raise among management, may result in the departure or distraction of management personnel to the detriment of the Corporation and its stockholders.  Therefore, the Board has determined that appropriate steps should be taken to reinforce and encourage the continued attention and dedication of members of the Corporation and the Bank’s management, including the Executive, to their assigned duties without distraction in the face of potentially disturbing circumstances arising from the possibility of a Change in Control.  Nothing in this Agreement shall be construed as creating an express or implied contract of employment and, except as otherwise agreed in writing between the Executive and the Corporation and/or the Bank, the Executive shall not have any right to be retained in the employ of the Corporation and/or the Bank.

2. Change in Control.  For purposes of this Agreement, a “Change in Control” shall mean the occurrence of any one of the following events:

(a) Consummation by the Corporation of (i) a reorganization, merger or consolidation, in each case, with respect to which all or substantially all of the individuals and entities who were the beneficial owners of the then outstanding shares of common stock of the Corporation (the “Outstanding Corporation Common Stock”) immediately prior to such reorganization, merger or consolidation do not, following such reorganization, merger or consolidation, beneficially own, directly or indirectly, more than 40% of the then outstanding shares of common stock of the corporation resulting from such a reorganization, merger or consolidation; (ii) a reorganization, merger or consolidation, in each case, (A) with respect to which all or substantially all of the individuals and entities who were the beneficial owners of the Outstanding Corporation Common Stock immediately prior to such reorganization, merger or consolidation, following such reorganization, merger or consolidation, beneficially own, directly or indirectly, more than 40% but less than 50% of the then outstanding shares of common stock of the corporation resulting from such a reorganization, merger or consolidation, (B) at least a majority of the directors then constituting the Incumbent Board do not approve the transaction and do not designate the transaction as not constituting a Change in Control, and (C) following the transaction members of the then Incumbent Board do not continue to comprise at least a majority of the Board; or (iii) the sale or other disposition of all or substantially all of the assets of the Corporation, excluding a sale or other disposition of assets to a subsidiary of the Corporation; or

(b) Consummation by the Bank of (i) a reorganization, merger or consolidation, in each case, with respect to which, following such reorganization, merger or consolidation, the Corporation does not beneficially own, directly or indirectly, more than 50% of the then outstanding shares of common stock of the corporation or bank resulting from such a reorganization, merger or consolidation or (ii) the sale or other disposition of all or substantially all of the assets of the Bank, excluding a sale or other disposition of assets to the Corporation or a subsidiary of the Corporation.

For purposes of paragraph (a) above, the term “Incumbent Board” shall mean the individuals who, as of the date of this Agreement, constitute the Board, provided that any individual becoming a director subsequent to the date of this Agreement whose election, or nomination for election by the Corporation’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office is in connection with either an actual or threatened election contest (as such terms are used in

Rule 14a-11 of Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended) or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board.

3. Terminating Event.  A “Terminating Event” shall mean any of the events provided in this Section 3 occurring:

(a) within 12 months following a Change in Control, termination by the Corporation and/or the Bank of the employment of the Executive with the Corporation and/or the Bank for any reason other than for Cause or the death or disability (as determined under the Corporation’s and/or the Bank’s then existing long-term disability coverage) of the Executive.  “Cause” shall mean, and shall be limited to, the occurrence of any one or more of the following events:

(i) a willful act of dishonesty by the Executive with respect to any material matter involving the Corporation and/or the Bank; or

(ii) the commission by or indictment of the Executive for (A) a felony or (B) any misdemeanor involving moral turpitude, deceit, dishonesty or fraud (“indictment,” for these purposes, means an indictment, probable cause hearing or any other procedure pursuant to which an initial determination of probable or reasonable cause with respect to such offense is made);

(iii) the gross or willful failure by the Executive (other than any such failure after the Executive gives notice of termination for Good Reason) to substantially perform the Executive’s duties with the Corporation and/or the Bank and the continuation of such failure for a period of 30 days after delivery by the Corporation and/or the Bank to the Executive of written notice specifying the scope and nature of such failure and their intention to terminate the Executive for Cause.

A Terminating Event shall not be deemed to have occurred pursuant to this Section 3(a) solely as a result of the Executive being an employee of any direct or indirect successor to the business or assets of the Corporation and/or the Bank, rather than continuing as an employee of the Corporation and/or the Bank following a Change in Control.  In any proceeding, judicial or otherwise, the Corporation and/or the Bank shall have the burden of proving by clear and convincing evidence that the termination of employment was for “Cause.”  For purposes of clauses (i) and (iii) of this Section 3(a), no act, or failure to act, on the Executive’s part shall be deemed “willful” unless done, or omitted to be done, by the Executive without reasonable belief that the Executive’s act, or failure to act, was in the best interest of the Corporation and/or the Bank.

(b) Within 12 months following a Change in Control, termination by the Executive of the Executive’s employment with the Corporation and/or the Bank for Good Reason.  “Good Reason” shall mean the Executive has complied with the “Good Reason Process” (hereinafter defined) following the occurrence of any of the following events:

(i) a substantial adverse change, not consented to by the Executive,  in the nature or scope of the Executive’s responsibilities, authorities, powers, position, functions, or duties from the responsibilities, authorities, powers, position, functions, or duties exercised by the Executive immediately prior to the Change in Control; or

(ii) a material reduction in the Executive’s annual base salary as in effect on the date hereof or as the same may be increased from time to time except for across-the-board salary reductions similarly affecting all or substantially all management employees; or

(iii) the relocation of the Corporation’s and/or the Bank’s offices at which the Executive is principally employed immediately prior to the date of a Change in Control to a location more than 100 miles from such offices, or the requirement by the Corporation and/or the Bank for the Executive to be based anywhere other than the Corporation’s and/or the Bank’s offices at such location, except for required travel on the Corporation’s and/or the Bank’s business to an extent substantially consistent with the Executive’s business travel obligations immediately prior to the Change in Control; or

(iv) the failure by the Corporation and/or the Bank to obtain an effective agreement from any successor to assume and agree to perform this Agreement, as required by Section 16.

“Good Reason Process” shall mean that (i) the Executive reasonably determines in good faith that a “Good Reason” condition has occurred; (ii) the Executive notifies the Corporation and/or the Bank in writing of the first occurrence of the Good Reason condition within 60 days of the first occurrence of such condition; (iii) the Executive cooperates in good faith with the Corporation’s and/or the Bank’s efforts, for a period not less than 30 days following such notice (the “Cure Period”), to remedy the condition; (iv) notwithstanding such efforts, the Good Reason condition continues to exist; and (v) the Executive terminates his employment within 60 days after the end of the Cure Period.  If the Corporation and/or the Bank cures the Good Reason condition during the Cure Period, Good Reason shall be deemed not to have occurred.

(c) During the period of time after the date that the Corporation and/or the Bank enters into a definitive agreement (a “Definitive Agreement”) to consummate a transaction substantially similar to a transaction described in Section 2(c) or 2(d) hereof, and before the consummation of such transaction, termination by the Corporation and/or the Bank of the employment of the Executive with the Corporation and/or the Bank for any reason other than for Cause or the death or disability (as determined under the Corporation’s and/or the Bank’s then existing long-term disability coverage) of the Executive, provided, however, that such termination of the Executive’s employment shall only be considered a Terminating Event if and when the transaction contemplated by the Definitive Agreement is consummated and a Change in Control has occurred.

4. Special Termination Payments.  In the event a Terminating Event occurs, provided that the Executive has executed, returned to the Corporation and has not revoked a general release of claims in a form satisfactory to the Corporation and the Bank, no later than thirty (30) days after the Date of Termination, provided that if a Terminating Event occurs pursuant to Section 3(a), no later than thirty (30) days after the Change in Control,

(a) the Corporation and/or the Bank shall pay to the Executive an amount equal to the sum of the following:

(i) [______] times the amount of the then current annual base salary of the Executive, determined prior to any reductions for pre-tax contributions to a cash or deferred arrangement, a cafeteria plan, or a deferred compensation plan; and

(ii) [______] times the Executive’s average bonus paid in the three years prior to the Change in Control.

The foregoing amount shall be paid in one lump sum payment thirty (30) days after the Date of Termination provided that if a Terminating Event occurs pursuant to Section 3(c), the lump sum shall be paid thirty (30) days after the Change in Control; and

(b) the Corporation and/or the Bank shall continue to provide health and dental insurance to the Executive, on the same terms and conditions as though the Executive had remained an active employee, for [______] months after the Terminating Event;

(c) the Corporation and/or the Bank shall pay to the Executive all reasonable legal and arbitration fees and expenses incurred by the Executive in obtaining or enforcing any right or benefit provided by this Agreement, except in cases involving frivolous or bad faith litigation initiated by the Executive.  Such reimbursements shall be made within sixty (60) days after the receipt of invoices, which invoices shall be submitted by the Executive within thirty (30) days of receipt.

5. Additional Benefits.

(a) Anything in this Agreement to the contrary notwithstanding, in the event that any compensation, payment or distribution by the Corporation and/or the Bank to or for the benefit of the Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (the “Severance Payments”), would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), then the benefits payable under this Agreement shall be reduced (but not below zero) to the extent necessary so that the sum of all Severance Payments shall not exceed the Threshold Amount.

(b) For the purposes of this Section 5, “Threshold Amount” shall mean three times the Executive’s “base amount” within the meaning of Section 280G(b)(3) of the Code and the regulations promulgated thereunder less one dollar ($1.00); and “Excise Tax” shall mean the excise tax imposed by Section 4999 of the Code, and any interest or penalties incurred by the Executive with respect to such excise tax.

(c) The determination of the reduction provided in Section 5(a) shall be made by a nationally recognized accounting firm selected by the Corporation and/or the Bank (the “Accounting Firm”), which shall provide detailed supporting calculations to the Corporation, the Bank and the Executive within 15 business days of the Date of Termination, if applicable, or at such earlier time as is reasonably requested by the Corporation, the Bank or the Executive.  For purposes of this determination, the Executive shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation applicable to individuals for the calendar year in which the determination is to be made, and state and local income taxes at the highest marginal rates of individual taxation in the state and locality of the Executive’s residence on the Date of Termination, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes.  Any determination by the Accounting Firm shall be binding upon the parties hereto.

6. Term.  This Agreement shall take effect on the date first set forth above and shall terminate upon the earliest of (a) the termination by the Corporation and/or the Bank of the employment of the Executive for Cause; (b) the resignation or termination of the Executive for any reason prior to a Change in Control; or (c) the date which is 12 months and 1 day after a Change in Control.

7. Withholding.  All payments made by the Corporation and/or the Bank under this Agreement shall be net of any tax or other amounts required to be withheld by the Corporation and/or the Bank under applicable law.

8. Notice and Date of Termination; Disputes; Etc.

(a) Notice of Termination.  After a Change in Control and during the term of this Agreement, any purported termination of the Executive’s employment (other than by reason of death) shall be communicated by written Notice of Termination from one party hereto to the other party hereto in accordance with this Section 8.  For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and the Date of Termination.  [Further, a Notice of Termination for Cause is required to include a copy of a resolution duly adopted by the affirmative vote of not less than two-thirds (2/3) of the entire membership of the Board at a meeting of the Board (after reasonable notice to the Executive and an opportunity for the Executive, accompanied by the Executive’s counsel, to be heard before the Board) finding that, in the good faith opinion of the Board, the termination met the criteria for Cause set forth in Section 3(a) hereof.] [For the Chief Executive Officer and President, when such individual or individuals executes this agreement.]

(b) Date of Termination.  “Date of Termination,” with respect to any purported termination of the Executive’s employment after a Change in Control and during the term of this Agreement, shall mean the date specified in the Notice of Termination.  In the case of a termination by the Corporation and/or the Bank other than a termination for Cause (which may be effective immediately), the Date of Termination shall not be less than 30 days after the Notice of Termination is given.  In the case of a termination by the Executive, the Date of Termination shall not be less than 15 days from the date such Notice of Termination is given.  Notwithstanding Section 3(a) of this Agreement, in the event that the Executive gives a Notice of Termination to the Corporation and/or the Bank, the Corporation and/or the Bank may unilaterally accelerate the Date of Termination and such acceleration shall not result in a second Terminating Event for purposes of Section 3(a) of this Agreement.

(c) No Mitigation.  The Corporation and/or the Bank agrees that, if the Executive’s employment by the Corporation and/or the Bank is terminated during the term of this Agreement, the Executive is not required to seek other employment or to attempt in any way to reduce any amounts payable to the Executive by the Corporation and/or the Bank pursuant to Sections 4 and 5 hereof.  Further, the amount of any payment provided for in this Agreement shall not be reduced by any compensation earned by the Executive as the result of employment by another employer, by retirement benefits, by offset against any amount claimed to be owed by the Executive to the Corporation and/or the Bank, or otherwise.

(d) Settlement and Arbitration of Disputes.  Any controversy or claim arising out of or relating to this Agreement or the breach thereof shall be settled exclusively by arbitration in accordance with the laws of the State of Rhode Island by three arbitrators, one of whom shall be appointed by the Corporation and/or the Bank, one by the Executive, and the third by the first two arbitrators.  If the first two arbitrators cannot agree on the appointment of a third arbitrator, then the third arbitrator shall be appointed by the American Arbitration Association in Boston, Massachusetts.  Such arbitration shall be conducted in Rhode Island in accordance with the rules of the American Arbitration Association for commercial arbitrations, except with respect to the selection of arbitrators, which shall be as provided in this Section 8(d).  Judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof.

9. Assignment; Prior Agreements.  Neither the Corporation, the Bank, nor the Executive may make any assignment of this Agreement or any interest herein, by operation of law or otherwise, without the prior written consent of the other party, and without such consent any attempted transfer shall be null and void and of no effect.  This Agreement shall inure to the benefit of and be binding upon the Corporation and the Bank and the Executive, as well as their respective successors, executors, administrators, heirs and permitted assigns.  In the event of the Executive’s death after a Terminating Event but prior to the completion by the Corporation and/or the Bank of all payments due him under Sections 4 and 5 of this Agreement, the Corporation and/or the Bank shall continue such payments to the Executive’s beneficiary designated in writing to the Corporation and/or the Bank prior to his death (or to his estate, if the Executive fails to make such designation).

10. Enforceability.  If any portion or provision of this Agreement shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

11. Waiver.  No waiver of any provision hereof shall be effective unless made in writing and signed by the Executive and such officer as may be specifically designated by the Board.  The failure of any party to require the performance of any term or obligation of this Agreement, or the waiver by any party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

12. Notices.  Any notices, requests, demands, and other communications provided for by this Agreement shall be sufficient if in writing and delivered in person or sent by registered or certified mail, postage prepaid, to the Executive at the last address the Executive has filed in writing with the Corporation and/or the Bank, or to the Corporation and/or the Bank at its main offices, attention of the Board of Directors, with a copy to the Secretary of the Corporation and/or the Bank, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of a change of address shall be effective only upon receipt.

13. Effect on Other Plans.  An election by the Executive to resign after a Change in Control under the provisions of this Agreement shall not be deemed a voluntary termination of employment by the Executive for purposes of interpreting the provisions of any of the Corporation’s and/or the Bank’s benefit plans, programs or policies.  Nothing in this Agreement shall be construed to limit the rights of the Executive under the Corporation’s and/or the Bank’s benefit plans, programs or policies.

14. Amendment.  This Agreement may be amended or modified only by a written instrument signed by the Executive and by a duly authorized representative of the Corporation and/or the Bank.

15. Governing Law.  This contract shall be construed under and be governed in all respects by the laws of the State of Rhode Island.

16. Obligations of Successors.  The Corporation and/or the Bank shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Corporation and/or the Bank to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Corporation and/or the Bank would be required to perform if no such succession had taken place.

17. Section 409A.  Notwithstanding anything to the contrary in the foregoing, if at the time of the Executive’s separation from service within the meaning of Section 409A of the Code, the Executive is considered a ‘specified employee’ within the meaning of Section 409A(a)(2)(B)(i) of the Code, and if any payment that the Executive becomes entitled to under this Agreement would be considered deferred compensation subject to interest, penalties and additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, then no such payment shall be payable prior to the date that is the earlier of (i) six months and one day after the Executive’s separation from service, or (ii) the Executive’s death.  Any such deferred payment shall earn simple interest calculated at the short-term applicable federal rate in effect on the Date of Termination.  On or before the Executive’s Date of Termination, either the Corporation or the Bank shall make an irrevocable contribution to a rabbi trust with an independent bank trustee in an amount equal to the amount of such deferred payment plus interest.

IN WITNESS WHEREOF, this Agreement has been executed as a sealed instrument by the Corporation and the Bank by their duly authorized officers and by the Executive, as of the date first above written.

WASHINGTON TRUST BANCORP, INC.

By:
John C. Warren
Chairman and Chief Executive Officer

THE WASHINGTON TRUST COMPANY OF WESTERLY

By:
John C. Warren
Chairman and Chiel Executive Officer

Executive